Exhibit 99.1

DIMON Incorporated	Tel: 434 792 7511
512 Bridge Street
Post Office Box 681
Danville, VA 24543-0681
USA

NEWS RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952

May 9, 2005

DIMON Announces Extension of Tender Offer for 9 5/8% Senior Notes

Due 2011 and 7 3/4% Senior Notes Due 2013

Danville, Va. – DIMON Incorporated (NYSE: DMN) announced today that, as part of its previously announced cash tender offer to purchase any and all of its outstanding (i) $200.0 million aggregate principal amount of 9 5/8% Senior Notes due 2011 (CUSIP #254394AE9) (the “9 5/8% Notes”) and (ii) $125.0 million aggregate principal amount of 7 3/4% Senior Notes due 2013 (CUSIP #254394AJ8) (the “7 3/4% Notes” and, collectively with the 9 5/8% Notes, the “Notes”), and solicitation of consents to proposed amendments to each of the indentures governing the Notes, it is extending the expiration date of the tender offer. The tender offer, which was to have expired at 12:01 a.m., New York City time, on May 11, 2005, will be extended to 12:01 a.m., New York City time, on May 12, 2005 (the “Expiration Time”), unless further extended by DIMON. As a result of the extension of the Expiration Time and in accordance with the terms of the Offer to Purchase for Cash and Consent Solicitation Statement, the Price Determination Date, which was to be 10 a.m., New York City time, on May 9, 2005, will be extended to 10 a.m., New York City time, on May 10, 2005.

As of 5:00 p.m. on May 6, 2005, DIMON had received tenders and consents for (i) approximately $196.6 million in aggregate principal amount of the 9 5/8% Notes, representing approximately 98.3% of the outstanding aggregate principal amount of the 9 5/8% Notes, and (ii) approximately $124.6 million in aggregate principal amount of the 7 3/4% Notes, representing approximately 99.7% of the outstanding aggregate principal amount of the 7 3/4% Notes. The percentage of consents received for each of the 9 5/8% Notes and the 7 3/4% Notes exceeds the requisite consents needed to amend each of the indentures governing such Notes. Notwithstanding DIMON’s receipt of the requisite consents, holders of the Notes that tender their Notes after the consent payment deadline, while not entitled to a consent payment, may not tender their Notes without delivering their consents.

The tender offer and the consent solicitation have been undertaken as a part of the proposed merger of Standard Commercial Corporation with and into DIMON. The tender offer is subject to the satisfaction of certain conditions, including DIMON having entered into arrangements satisfactory to it with respect to financing necessary to complete the tender offer, the consent solicitation and the merger between DIMON and Standard, the simultaneous closing of the merger and other customary conditions.

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer is being made solely pursuant to the terms of the Offer to Purchase for Cash and Consent Solicitation Statement, dated March 8, 2005, and the related Letter of Transmittal and Consent (as they may be amended from time to time), and those documents should be consulted for additional information regarding delivery procedures and the terms and conditions of the tender offer.

DIMON Incorporated is the world’s second largest independent leaf tobacco merchant, with operations in more than 30 countries. For more information on DIMON, visit DIMON’s website at http://www.dimon.com.

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, conditions to the merger between DIMON and Standard, and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of DIMON’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changes in the markets for financing necessary to consummate the merger, failure of either DIMON or Standard to satisfy conditions to the merger provided in the merger agreement, changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products and the impact of regulation and litigation on DIMON’s customers.

DIMON does not undertake any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. Additional factors that could cause DIMON’s results to differ materially from those described in the forward-looking statements can be found in DIMON’s filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

Interested parties may obtain a free copy of the joint proxy statement/prospectus related to the proposed merger between DIMON and Standard, as well as other filings containing information about DIMON and Standard, without charge at the SEC’s Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to DIMON Incorporated, 512 Bridge Street, Post Office Box 681, Danville, Virginia 23543-0681, Attention: Investor Relations, (434) 792 7511.

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